Exhibit 99


                  CBRL GROUP, INC. REPORTS POSITIVE CURRENT
                SALES TRENDS AND REAFFIRMS EARNINGS GUIDANCE


LEBANON, Tenn. (March 21, 2002) - CBRL Group, Inc. (Nasdaq: CBRL) today reported positive fiscal 2002 third quarter sales trends and reaffirmed its earnings guidance for the quarter and full fiscal year.


The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Storer units are up approximately 4% compared to the same period a year ago, including approximately 1.5% higher guest traffic. Quarter-to-date retail sales in the comparable units increased 2.5-3%. Quarter-to-date comparable store sales in the Company's Logan's Roadhouser units are up 2-2.5% from last year, including a 1.5-2% increase in guest traffic.

The Company reaffirmed its guidance for diluted earnings per share for the third quarter of fiscal 2002, which ends on May 3, 2002, in the low-to-mid $0.30's, compared with $0.26 in the year ago quarter. For the full fiscal year, the Company reaffirmed its guidance for diluted earnings per share in the mid-$1.50's, compared to fiscal 2001 earnings of $1.30 per diluted share before the effect of charges taken in fiscal 2001. The Company urges caution in considering its current trends and the earnings targets disclosed in this press release. The restaurant industry is highly competitive, and trends and targets are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company assumes no obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Thus far this fiscal year, the Company has repurchased 1.8 million shares of its common stock for total consideration of $47.5 million, or approximately $26.61 per share. These purchases were made under the Company's currently authorized three million-share repurchase program.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 449 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 84 company operated and 11 franchised Logan's Roadhouse restaurants in 17 states.



Except for specific historical information, the matters discussed in this press release are forward-looking statements that involve risks, uncertainties and other factors that may cause actual results and performance of CBRL Group, Inc. to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "plans", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative of each of these terms) or similar terminology. Factors which will affect actual results include, but are not limited to: adverse general economic conditions including uncertain consumer confidence effects on sales; the actual results of pending or threatened litigation; the effects of negative publicity; adverse weather conditions; commodity, workers' compensation, group health and utility price increases; the effects of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost and retention; the ability of and cost to the Company to recruit, train and retain qualified restaurant hourly and management employees; the ability of the Company to identify successful new lines of retail merchandise; the availability and cost of acceptable sites for development; the acceptance of the Company's concepts as the Company continues to expand into new markets and geographic regions; changes in interest rates affecting the Company's financing costs; changes in or implementation of additional governmental rules and regulations affecting wage and hour matters, health and safety, pensions and insurance; practical or psychological effects of terrorist acts or military responses; other undeterminable areas of government actions or regulations; and other factors described from time to time in the Company's filings with the Securities and Exchange Commission, press releases and other communications.